EXHIBIT 99.1

Tech Data Corporation Reports First-Quarter Fiscal 2013 Results

Record First-Quarter Operating Income, Net Income and Earnings Per Share

CLEARWATER, Fla., May 21, 2012 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the first quarter ended April 30, 2012.

Results At A Glance
($ in millions, except per share amounts)	Three months ended April 30, 2012	Three months ended April 30, 2011
Net sales	$ 5,895.6	$ 6,332.1
Operating income	$ 80.9	$ 75.7
Operating income margin	1.37%	1.20%
Net income attributable to shareholders of Tech Data Corporation	$ 51.7	$ 48.7
Net income per diluted share attributable to shareholders of Tech Data Corporation	$ 1.24	$ 1.03

Net sales for the first quarter ended April 30, 2012, were $5.9 billion, a decrease of 7 percent from $6.3 billion in the prior-year first quarter. The weakening of certain foreign currencies against the U.S. dollar negatively impacted the year-over-year net sales comparison by approximately 4 percentage points. In the first quarter of fiscal 2013, we prospectively revised our presentation of sales of vendor warranty services and certain fulfillment contracts such that they are now reflected on an agency basis as net fees as opposed to net sales and cost of products sold. These items would have contributed approximately $200 million of sales in the first quarter, which negatively impacted the year-over-year net sales comparison by approximately 3 percentage points. This change had no impact on gross profit dollars, operating income dollars, net income dollars or earnings per share for any period reported, but positively impacted the gross margin and operating income margin percentages in the first quarter of fiscal 2013 by approximately 18 and 5 basis points, respectively. Also included in prior year net sales is approximately $100 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of the above factors, net sales increased by approximately 1 percent.

Operating income for the first quarter was $80.9 million or 1.37 percent of net sales. This compared to operating income of $75.7 million or 1.20 percent of net sales in the prior-year first quarter. First-quarter net income attributable to shareholders of Tech Data Corporation was $51.7 million or $1.24 per diluted share compared to $48.7 million or $1.03 per diluted share in the prior-year period.

"We are pleased to report a solid start to fiscal 2013 with record first quarter operating income, net income and earnings per share," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Our performance clearly demonstrates that despite volatile and uncertain markets, our strong operations, flexible business model and strategy of execution, diversification and innovation enable Tech Data to capture profitable market share and to deliver strong results to our shareholders. In the quarter, we expanded our operating margin, achieved double-digit earnings per share growth and earned a 15 percent return on invested capital on a trailing twelve month basis. In addition, last week we completed another $100 million share repurchase program which brings our cumulative repurchases to $1 billion and firmly underscores our commitment to creating shareholder value."

First-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.5 billion (42 percent of worldwide net sales), a decrease of 6 percent over the prior-year first quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced the Americas' first-quarter fiscal 2013 net sales by approximately $103 million. Included in the Americas' prior year net sales is approximately $100 million related to the in-country operations of Brazil and Colombia, which the company exited at the end of fiscal 2012. Excluding the impact of these factors, the Americas' net sales increased by approximately 2 percent.

  Net sales in Europe totaled $3.4 billion (58 percent of worldwide net sales), representing a decrease of 7 percent (1 percent decrease on a euro basis), over the prior-year first quarter. The change in presentation of vendor warranty services and certain fulfillment contracts reduced Europe's first-quarter fiscal 2013 net sales by approximately $97 million (approximately 74 million euros). Excluding the impact of this change, Europe's net sales increased by approximately 1 percent.

  Gross margin was 5.43 percent compared to 5.27 percent in the prior-year first quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased gross margin by approximately 18 basis points.

  Selling, general and administrative expenses (SG&A) were $239.3 million or 4.06 percent of net sales compared to $257.8 million, or 4.07 percent of net sales in the prior-year first quarter. The decrease in SG&A expenses was attributable to a weaker euro and a net gain of $3.7 million associated with a legal settlement. The change in presentation of vendor warranty services and certain fulfillment contracts negatively impacted SG&A as a percentage of sales in the first quarter of fiscal 2013 by approximately 13 basis points.

  The Americas region's operating income for the first quarter was $51.1 million or 2.08 percent of net sales compared to $47.9 million or 1.83 percent of net sales in the prior-year first quarter. Included in the Americas' operating income is the aforementioned net gain of $3.7 million associated with a legal settlement. The change in presentation of vendor warranty services and certain fulfillment contracts increased the Americas' operating income as a percent of net sales in the first quarter of fiscal 2013 by approximately 8 basis points.

  The European region's operating income for the first quarter was $32.6 million or 0.95 percent of net sales compared to $30.3 million or 0.81 percent of net sales in the prior-year first quarter. The change in presentation of vendor warranty services and certain fulfillment contracts increased Europe's operating income as a percent of net sales in the first quarter of fiscal 2013 by approximately 3 basis points.

  Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).

  Cash provided by operations during the first quarter totaled $8 million.

  During the first quarter of fiscal 2013, the company repurchased approximately 783,000 shares of common stock at a cost of $42 million. As of May 18, 2012, the company purchased an additional 843,000 shares at a cost of $43 million. These share repurchases, combined with approximately 300,000 shares purchased in the fourth quarter of fiscal 2012 at a cost of $15 million, completes the $100 million share repurchase program authorized in November 2011. Since 2005, the company has repurchased $1 billion, or 24.5 million shares, of its common stock.

Business Outlook

For the second quarter of fiscal year 2013, the company expects relatively consistent sales on a sequential basis in both regions, in local currencies. The anticipated decline in sales on a year-over-year basis is attributable to the fiscal 2013 change in presentation of vendor warranty services and certain fulfillment contracts, the exit of Brazil and Colombia at the end of fiscal 2012, and general market conditions, as well our selective approach to capturing profitable market share. The company estimates the average U.S. dollar to euro currency exchange rate to be $1.30 to €1.00 for the second quarter of fiscal year 2013. After consideration of the change in presentation of vendor warranty services and certain fulfillment contracts, the company's goal is to achieve an operating income margin, before stock compensation expense, of approximately 1.55 percent for the fiscal year.

Webcast Details

Tech Data will discuss its first-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, certain changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and divestitures, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources, fluctuations in interest rates, foreign currency exchange rates, exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement action, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of May 21, 2012. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users.  Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®.  To learn more, visit www.techdata.com.

The Tech Data Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10666

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended April 30,
	2012	2011
Net sales	$ 5,895,561	$ 6,332,128
Cost of products sold	5,575,344	5,998,666
Gross profit	320,217	333,462
Selling, general and administrative expenses	239,324	257,779
Operating income	80,893	75,683
Interest expense	3,069	8,641
Other expense, net	1,344	666
Income before income taxes	76,480	66,376
Provision for income taxes	22,954	17,656
Consolidated net income	53,526	48,720
Net income attributable to noncontrolling interest	(1,834)	(19)
Net income attributable to shareholders of Tech Data Corporation	$ 51,692	$ 48,701

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$ 1.26	$ 1.04
Diluted	$ 1.24	$ 1.03
Weighted average common shares outstanding:
Basic	41,154	46,673
Weighted	41,599	47,389

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	April 30, 2012	January 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$ 447,038	$ 505,178
Accounts receivable, net	2,656,030	2,871,243
Inventories	1,949,279	1,802,976
Prepaid expenses and other assets	184,928	202,505
Total current assets	5,237,275	5,381,902
Property and equipment, net	88,246	88,595
Other assets, net	318,662	314,921
Total assets	$ 5,644,183	$ 5,785,418

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$ 2,952,182	$ 3,042,809
Accrued expenses and other liabilities	483,060	551,280
Revolving credit loans and current maturities of long-term debt, net	30,933	48,490
Total current liabilities	3,466,175	3,642,579
Long-term debt, net	57,816	57,253
Other long-term liabilities	82,414	83,438
Total liabilities	3,606,405	3,783,270
Equity attributable to shareholders of Tech Data Corporation	2,007,269	1,973,823
Noncontrolling interest	30,509	28,325
Total equity	2,037,778	2,002,148
Total liabilities and equity	$ 5,644,183	$ 5,785,418

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
($'s in thousands)

	Three months ended April 30, 2012		Three months ended April 30, 2011
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$ 51,062	2.08%	$ 47,873	1.83%
Europe	32,611.95%		30,277.81%
Stock-based compensation	(2,780)	(.05)%	(2,467)	(.04)%
Worldwide total	$ 80,893	1.37%	$ 75,683	1.20%

Return on Invested Capital (ROIC)
($'s in millions)

	Twelve months ended April 30, 2012	Twelve months ended April 30, 2011(2)
Net Operating Profit After Tax (NOPAT):
Operating Income(1)	$ 361	$ 340
Tax Provision	100	94
NOPAT(1)	$ 261	$ 246

Average Invested Capital:
Short-term debt (5-qtr average)	$ 267	$ 227
Long-term debt (5-qtr average)	61	240
Shareholders' Equity (5-qtr average)	2,112	2,101
Total average capital	2,440	2,568
Less: Cash (5-qtr average)	(655)	(773)
Average invested capital less average cash	$ 1,785	$ 1,795
ROIC – as reported	15%	14%

(1) Excludes a $28.3 million charge recorded in Q4 FY'12 for loss on disposal of subsidiaries related to the company's exit of its operations in Brazil and Colombia.
(2) As adjusted for the company's change in accounting for book overdrafts.
CONTACT: Jeffery P. Howells
         Executive Vice President and Chief Financial Officer
         727-538-7825 (jeff.howells@techdata.com) or

         Arleen Quinones, Director
         Investor Relations and Shareholder Services
         727-532-8866 (arleen.quinones@techdata.com)